Exhibit 3.3

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CLECO SECURITIZATION I LLC

Dated and Effective as of

January 5, 2022

TABLE OF CONTENTS

i

ii

EXHIBITS, SCHEDULES AND APPENDICES

Schedule A	Schedule of Capital Contributions of Member
Schedule B	Initial Managers
Schedule C	Initial Officers
Exhibit A	Management Agreement
Appendix A	Definitions

iii

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

CLECO SECURITIZATION I LLC

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of CLECO SECURITIZATION I LLC, a Louisiana limited liability company (the “Company”), is made and entered into as of January 5, 2022, by CLECO POWER LLC, a Louisiana limited liability company (including any additional or successor members of the Company other than Special Members, the “Member”), and the Company.

WHEREAS, in accordance with the Limited Liability Company Law of the State of Louisiana, La. R.S. 12:1301, et seq., as amended (as amended from time to time, the “LLC Law”), the Member desires to enter into this Agreement to provide for the formation of the Company, to set forth the rights, powers and interests of the Member with respect to the Company and its Membership Interest (as defined in Section 6.01 below) therein, and to provide for the management of the business and operations of the Company; and

WHEREAS, the Member has caused to be filed Articles of Organization and an Initial Report with the Secretary of State of the State of Louisiana to form the Company under and pursuant to the LLC Law.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Member, intending to be legally bound, hereby agrees as follows:

ARTICLE I

GENERAL PROVISIONS

SECTION 1.01 Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Appendix A, attached hereto and made a part hereof.

SECTION 1.02 Sole Member; Registered Office and Agent. The initial sole member of the Company shall be Cleco Power LLC, a Louisiana limited liability company, or any successor as sole member pursuant to Sections 1.02(c), 6.06 and 6.07. The initial registered office and initial registered agent of the Company in the State of Louisiana are stated in the Company’s Initial Report. The Managers may change said registered office and registered agent from one location to another in the State of Louisiana in accordance with the LLC Law. The Managers shall provide notice of any such change to the Indenture Trustee.

(b)           Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon the transfer or assignment by the Member of all of its Membership Interest and the admission of the transferee or an additional member of the Company pursuant to Sections 6.06 and 6.07), each Person serving at that time as an Independent Manager pursuant to the terms of this Agreement shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. The Special Members shall automatically without any action of any Person cease to be a member of the Company upon the admission to the Company of a substitute Member. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted his or her appointment as Independent Manager pursuant to this Agreement. Upon the occurrence of any event that causes there to be no Member of the Company (and thus the only member of the Company being one or more Special Members), the Personal Representative of such former Member shall be authorized to seek the admittance of a substitute Member of the Company pursuant to Sections 6.06, 6.07 and 9.01, which substitute Member shall be such Personal Representative or its nominee or designee. Pending such admission of the Personal Representative or its nominee or designee, as the case may be, as a substitute Member, such former Member (or if such former Member no longer exists, its Personal Representative), shall retain the Membership Interest of such former Member, including without limitation, all economic rights associated with such interest (which economic rights shall continue to represent the sole economic rights associated with any ownership interest in the Company). Upon the admission to the Company of a substitute Member, such substitute Member shall acquire, upon terms agreed to by the former Member (or its Personal Representative) and the substitute Member, all right, title and interest in and to such former Member’s Membership Interest and each Special Member’s limited liability company interest in the Company who ceases being a member at such time. Each Special Member shall be a member of the Company that, except to the minimum extent required by the LLC Law, has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets (and no Special Member shall be treated as a member of the Company for federal income tax purposes). A Special Member’s capital contribution to the Company shall be the services of the Special Member. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the LLC Law, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to this Agreement shall execute a counterpart to the Management Agreement in the form attached hereto as Exhibit A. Prior to his or her admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to this Agreement shall not be a member of the Company. A “Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to this Section 1.02(b), a Person acting as Independent Manager, in such Person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement. For purposes of this Agreement, a Special Member is not included within the defined term “Member.”

(c)           Except as set forth in paragraph (b) above pertaining to the automatic admission of a Special Member as a member of the Company, and except as set forth in Section 6.07(b), the Company may admit additional members with the unanimous affirmative vote of the Managers, which vote must include the affirmative vote of the Independent Managers, and the written agreement of the Member. Notwithstanding the preceding sentence, it shall be a condition to the admission of any additional member other than a Special Member under paragraph (b) above that the sole Member shall have received an opinion (in form and substance reasonably satisfactory to the Member and the Indenture Trustee) of Independent tax counsel (as selected by the Member) that the admission of such additional member shall not cause the Company to be treated, for federal income tax purposes, as having more than a “sole owner” and that the Company shall not be treated, for federal income tax purposes, as an entity separate from such “sole owner.” The admission of a new Member as a transferee of a Member is further provided for in Sections 6.06 and 6.07.

SECTION 1.03 Other Offices. Subject to Section 1.07(a), the Company may have such other offices that may at any time be established by the Managers for the Company at any place or places within or outside the State of Louisiana. The Managers shall provide notice to the Indenture Trustee of any change in the location of the Company’s office.

SECTION 1.04 Name. As established by the Company’s Articles of Organization, the name of the Company shall be “Cleco Securitization I LLC.” The name of the Company may be changed from time to time by the Managers with prior agreement by the Member and 10 days’ prior written notice to the Indenture Trustee, and the filing of appropriate articles of amendment to the Articles of Organization with the Louisiana Secretary of State as required by the LLC Law.

SECTION 1.05 Purposes; Nature of Business Permitted; Powers. The purposes for which the Company is formed are limited to:

(a)          purchase, acquire, own, hold, administer, service or enter into agreements regarding the receipt and servicing of the Storm Recovery Property and the other Storm Recovery Bond Collateral, along with certain other related assets, and thereby be an “Assignee” as defined in the Securitization Act;

(b)          manage, sell, assign, pledge, collect amounts due on or otherwise deal with the Storm Recovery Property and the other Storm Recovery Bond Collateral and related assets to be so acquired in accordance with the terms of the Basic Documents;

(c)          negotiate, authorize, execute, deliver, assume the obligations under, and perform its duties under, the Basic Documents and any other agreement or instrument or document relating to the activities set forth in clauses (a) and (b) of this Section 1.05; provided, that (i) each party to any such agreement under which material obligations are imposed upon the Company shall covenant that it shall not, prior to the date which is one year and one day after the termination of the Indenture and the payment in full of all of the Storm Recovery Bonds and any other amounts owed under the Indenture, acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; and (ii) the Company shall be permitted to incur additional indebtedness or other liabilities payable to service providers and trade creditors in the ordinary course of business in connection with the foregoing activities;

(d)          invest proceeds from the Storm Recovery Property, the other Storm Recovery Bond Collateral and other assets and any capital and income of the Company in accordance with the applicable agreements or instruments entered into in connection with the issuance of the Storm Recovery Bonds or as otherwise determined by the Managers and not inconsistent with the Company’s Articles of Organization, this Agreement, the Financing Order, and the Securitization Act;

(e)          file with the SEC the Registration Statement, including any pre-effective or post-effective amendments thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act (including any prospectus and exhibits contained therein) and file such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents necessary or desirable to register the Storm Recovery Bonds under the securities or “Blue Sky” laws of various jurisdictions;

(f)           authorize, execute, deliver and issue the Storm Recovery Bonds;

(g)          pledge its interest in the Storm Recovery Property and other Storm Recovery Bond Collateral to the Indenture Trustee under the Indenture in order to secure the Storm Recovery Bonds; and

(h)          engage in any lawful act or activity and exercise any powers permitted to limited liability companies formed under the laws of the State of Louisiana that, in either case, are incidental to, or necessary, suitable or convenient for, the accomplishment of the above-mentioned purposes.

The Company shall engage only in activities related to the purposes set forth in this Section 1.05 or required or authorized by the terms of the Basic Documents, the Registration Statement, or other agreements referenced above. The Company shall have all powers reasonably incidental, necessary, suitable or convenient to effect the foregoing purposes, including all powers granted under the LLC Law. The Company, any Manager, including any Independent Manager, or any officer of the Company, acting singly or collectively, on behalf of the Company, may enter into and perform the Basic Documents, the Registration Statement, and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager or other Person, notwithstanding any other provision of this Agreement, the LLC Law, or other applicable law, rule or regulation. The authorization set forth in the preceding sentence shall not be deemed a restriction on the power and authority of any Manager or any officer to enter into other agreements or documents on behalf of the Company as authorized pursuant to this Agreement, the Company’s Articles of Organization and the LLC Law. The Company shall possess and may exercise all the powers and privileges granted by the LLC Law or by any other law, this Agreement or the Company’s Articles of Organization, together with any powers incidental thereto, insofar as such powers and privileges are incidental, necessary, suitable or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

SECTION 1.06 Limited Liability Company Operating Agreement; Articles of Organization; Initial Report. This Agreement shall constitute an “operating agreement” within the meaning of the LLC Law. The Member has caused the Articles of Organization and an Initial Report of the Company to be executed and filed in the office of the Secretary of State of the State of Louisiana on January 5, 2022 (such execution and filing being hereby ratified and approved in all respects).

SECTION 1.07 Separate Existence. The Member and the Managers shall take all steps necessary to continue the identity of the Company as a separate legal entity (until dissolution under Section 9.02) and, except for financial reporting purposes (to the extent required by generally accepted accounting principles) and for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, to make it apparent to third Persons that (a) the Company is an entity with assets and liabilities distinct from those of the Member, Affiliates of the Member or any other Person, and (b) the Company is not a division of any of the Affiliates of the Company or any other Person. In that regard, and without limiting the foregoing in any manner, the Company shall:

(a)          maintain office space separate and clearly delineated from the office space of any Affiliate;

(b)          maintain the assets of the Company in such a manner that it is not costly or difficult to segregate, identify or ascertain its individual assets from those of any other Person, including any Affiliate;

(c)          conduct all transactions with Affiliates on an arm’s-length basis;

(d)          not guarantee, become obligated for or pay the debts of any Affiliate or hold the credit of the Company out as being available to satisfy the obligations of any Affiliate or other Person (nor, except as contemplated in the Basic Documents, indemnify any Person for losses resulting therefrom), nor, except as contemplated in the Basic Documents, have any of its obligations guaranteed by any Affiliate or hold the Company out as responsible for the debts of any Affiliate or other Person or for the decisions or actions with respect to the business and affairs of any Affiliate, nor seek or obtain credit or incur any obligation to any third party based upon the creditworthiness or assets of any Affiliate or any other Person (i.e., other than based on the assets of the Company) nor allow any Affiliate to do such things based on the credit or assets of the Company;

(e)          except as expressly otherwise permitted hereunder or under any of the Basic Documents, not permit the commingling or pooling of the Company’s funds or other assets with the funds or other assets of any Affiliate;

(f)           maintain separate deposit and other bank accounts and funds (separately identifiable from those of the Member or any other Person) to which no Affiliate has any access, which accounts shall be maintained in the name and, to the extent not inconsistent with applicable federal tax law, with the tax identification number of the Company;

(g)          maintain full books of accounts and records (financial or other) and financial statements separate from those of its Affiliates or any other Person (except as described herein with respect to tax purposes and financial reporting), prepared and maintained in accordance with generally accepted accounting principles (including, all resolutions, records, agreements or instruments underlying or regarding the transactions contemplated by the Basic Documents or otherwise) and audited annually by an Independent accounting firm which shall provide such audit to the Indenture Trustee;

(h)          pay its own liabilities out of its own funds, including fees and expenses of the administrator pursuant to the Administration Agreement and the Servicer pursuant to any Servicing Agreement;

(i)           compensate at prudent and reasonable levels (either directly or through reimbursement of the Company’s allocable share of any shared expenses) all employees, consultants and agents and Affiliates, to the extent applicable, for services provided to the Company by such employees, consultants and agents or Affiliates, in each case, from the Company’s own funds, and maintain a sufficient number of employees in light of its contemplated operations;

(j)           allocate fairly and reasonably the salaries of and the expenses related to providing the benefits of officers or other employees shared with the Member, any Special Member, any Affiliate or any Manager;

(k)          allocate fairly and reasonably any overhead shared with the Member, any Special Member, any Affiliate or any Manager;

(l)           pay from its own bank accounts for accounting and payroll services, rent, lease and other expenses (or the Company’s allocable share of any such amounts provided by one or more other Affiliates) and not have such operating expenses (or the Company’s allocable share thereof) paid by any Affiliates, provided, that the Member shall be permitted to pay the initial organization expenses of the Company and certain of the expenses related to the transactions contemplated by the Basic Documents as provided therein;

(m)         maintain adequate capitalization to conduct its business and affairs considering the Company’s size and the nature of its business and intended purposes and, after giving effect to the transactions contemplated by the Basic Documents, refrain from engaging in a business for which its remaining property represents an unreasonably small capital;

(n)          conduct all of the Company’s business (whether in writing or orally) solely in the name of the Company through the Company’s Managers, employees, officers and agents and hold the Company out as an entity separate from any Affiliate;

(o)          not make or declare any distributions of cash or property to the Member except in accordance with appropriate limited liability company formalities and only consistent with sound business judgment to the extent that it is permitted pursuant to the Basic Documents and not violative of any applicable law;

(p)          otherwise practice and adhere to all limited liability company procedures and formalities to the extent required by this Agreement, all other appropriate constituent documents or applicable law;

(q)          not appoint an Affiliate or any employee of an Affiliate as an agent of the Company, except as otherwise permitted in the Basic Documents (although such Persons can qualify as a Manager or as an officer of the Company);

(r)           not acquire obligations or securities of or make loans or advances to or pledge its assets for the benefit of the Member or any Affiliate;

(s)          not permit the Member or any Affiliate to acquire obligations of or make loans or advances to the Company;

(t)           except as expressly provided in the Basic Documents, not permit the Member or any Affiliate to guarantee, pay or become liable for the debts of the Company nor permit any such Person to hold out its creditworthiness as being available to pay the liabilities and expenses of the Company nor, except for the indemnities in this Agreement and the other Basic Documents, indemnify any Person for losses resulting therefrom;

(u)          maintain separate minutes of the actions of the Member and the Managers, including the transactions contemplated by the Basic Documents;

(v)          cause (i) all written and oral communications, including letters, invoices, purchase orders, and contracts, of the Company to be made solely in the name of the Company, (ii) the Company to have its own tax identification number (to the extent not inconsistent with applicable federal tax law), stationery, checks and business forms, separate from those of any Affiliate, (iii) all Affiliates not to use the stationery or business forms of the Company, and cause the Company not to use the stationery or business forms of any Affiliate, and (iv) all Affiliates not to conduct business in the name of the Company, and cause the Company not to conduct business in the name of any Affiliate;

(w)         direct creditors of the Company to send invoices and other statements of account of the Company directly to the Company and not to any Affiliate and cause the Affiliates to direct their creditors not to send invoices and other statements of accounts of such Affiliates to the Company;

(x)          cause the Member to maintain as official records all resolutions, agreements, and other instruments underlying or regarding the transactions contemplated by the Basic Documents;

(y)         disclose, and cause the Member to disclose, in its financial statements the effects of all transactions between the Member and the Company in accordance with generally accepted accounting principles, and in a manner which makes it clear that (i) the Company is a separate legal entity, (ii) the assets of the Company (including the Storm Recovery Property transferred to the Company pursuant to the Sale Agreement) are not assets of any Affiliate and are not available to pay creditors of any Affiliate, and (iii) neither the Member nor any other Affiliate is liable or responsible for the debts of the Company;

(z)          treat and cause the Member to treat the transfer of the Storm Recovery Property from the Member to the Company as a sale under state law (except for financial reporting and tax purposes);

(aa)        except as described herein with respect to tax purposes and financial reporting, describe and cause each Affiliate to describe the Company, and hold the Company out, as a separate legal entity and not as a division or department of any Affiliate, and promptly correct any known misunderstanding regarding the Company’s identity separate from any Affiliate or any Person;

(bb)       so long as any of the Storm Recovery Bonds are outstanding, treat the Storm Recovery Bonds as debt for all purposes and specifically as debt of the Company, other than for financial reporting, state or federal regulatory or tax purposes;

(cc)        solely for purposes of federal taxes and, to the extent consistent with applicable state, local and other tax law, solely for purposes of state, local and other taxes, so long as any of the Storm Recovery Bonds are outstanding, treat the Storm Recovery Bonds as indebtedness of the Member secured by the Storm Recovery Bond Collateral unless otherwise required by appropriate taxing authorities;

(dd)       file its own tax returns, if any, as may be required under applicable law, to the extent (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(ee)        maintain its valid existence in good standing under the laws of the State of Louisiana (until dissolution under Section 9.02) and maintain its qualification to do business under the laws of such other jurisdictions as its operations require;

(ff)         not form, or cause to be formed, any subsidiaries;

(gg)       comply with all laws applicable to the transactions contemplated by this Agreement and the other Basic Documents; and

(hh)       cause the Member and the Managers to observe in all material respects all limited liability company procedures and formalities, if any, required by its constituent documents and the laws of its state of formation and all other appropriate jurisdictions.

SECTION 1.08 Limitation on Certain Activities. Notwithstanding any other provisions of this Agreement, the Company, and the Member or Managers on behalf of the Company, shall not:

(a)          engage in any business or activity other than as set forth in Article I hereof;

(b)          without the affirmative vote of its Member and the affirmative vote of all Managers, including all Independent Managers then serving, (i) file a voluntary petition for relief under the Bankruptcy Code or similar law, (ii) file a petition or answer seeking reorganization, arrangement, composition, readjustment of debt or similar relief under any statute, law or regulation, or the appointment of a receiver, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, (iii) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement, composition, readjustment of debt or similar relief under any statute, law or regulation, or the entry of any order appointing a receiver, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, (iv) make a general assignment for the benefit of creditors, (v) file or otherwise initiate the filing of a motion in any bankruptcy or other insolvency proceeding in which the Member or any of its Affiliates is a debtor to substantively consolidate the assets and liabilities of any such debtor with the assets and liabilities of the Company, or (vi) take any company action in furtherance of any voluntary bankruptcy filing or institution of any voluntary insolvency or bankruptcy proceeding;

(c)          without the affirmative vote of all Managers under Section 6.05(b), including all Independent Managers, and then only to the extent permitted by the Basic Documents, convert, merge or consolidate with any other Person or sell, mortgage, pledge or otherwise transfer all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other Person;

(d)          take any action, file any tax return, or make any election inconsistent with the treatment of the Company, for purposes of federal income taxes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the Member;

(e)          incur any indebtedness or assume or guarantee any indebtedness of any Person (other than the indebtedness incurred under the Basic Documents);

(f)           issue any bonds other than the Storm Recovery Bonds contemplated by the Basic Documents; or

(g)          to the fullest extent permitted by law, without the affirmative vote of its Member and the affirmative vote of all Managers as provided in Section 9.02, including all Independent Managers, institute, execute, consent to or acquiesce in any dissolution, liquidation, or winding up of the Company.

So long as any of the Storm Recovery Bonds are outstanding, the Company and the Member shall give  written notice to each applicable Rating Agency of any action described in clause (b), (c), or (g) of this Section 1.08 which is taken by or on behalf of the Company with the required affirmative vote of the Member and all Managers as therein described.

It is the fiduciary duty of each Manager, including each Independent Manager, to maintain the bankruptcy remoteness of the Company and the separateness of the Company and the Member. A Manager, including each Independent Manager, shall have no personal liability to the Member or any Special Member for monetary damages for breach of any fiduciary duty provided for in La. R.S. 12:1314, except liability solely for the amount of a financial benefit received by such Manager to which he or she is not entitled or for an intentional violation of a criminal law.

SECTION 1.09 No State Law Partnership. No provision of this Agreement shall be deemed or construed to constitute a partnership (including a limited partnership) or joint venture, or to constitute the Member or any Special Member as a partner or joint venturer of or with any Manager or the Company, for any purposes.

ARTICLE II

CAPITAL

SECTION 2.01 Initial Capital. The initial capital of the Company shall be the sum of cash contributed to the Company by the Member (the “Capital Contribution”) in the amount set out opposite the name of the Member on Schedule A hereto, as amended from time to time and incorporated herein by this reference.

SECTION 2.02 Additional Capital Contributions. The assets of the Company are expected to generate a return sufficient to satisfy all obligations of the Company under this Agreement and the other Basic Documents and any other obligations of the Company. It is expected that no capital contributions to the Company will be necessary after the purchase of the Storm Recovery Property. On or prior to the date of issuance of the Storm Recovery Bonds, the Member shall make an additional contribution to the Company in an amount equal to at least 0.50% of the initial principal amount of the Storm Recovery Bonds (or such other amount required or permitted by any Financing Order) or such greater amount as agreed to by the Member in connection with the issuance by the Company of the Storm Recovery Bonds which amount the Company, in accordance with the Indenture, shall deposit into the Capital Subaccount (as defined in the Indenture) established by the Indenture Trustee. No capital contribution by the Member to the Company will be made for the purpose of mitigating losses on Storm Recovery Property that has previously been transferred to the Company and all capital contributions shall be made in accordance with all applicable limited liability company procedures and requirements, including proper record keeping by the Managers and the Company. Each capital contribution will be acknowledged by a written receipt signed by any one of the Managers. The Member and the Managers acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, such additional contribution will be managed by an investment manager selected by the Indenture Trustee who shall invest such amounts only in specified eligible investments, and all income earned thereon shall be allocated or paid by the Indenture Trustee in accordance with the provisions of the Indenture.

SECTION 2.03 Capital Account. A Capital Account shall be established and maintained for the Member on the Company’s books (the “Capital Account”).

SECTION 2.04 Interest. No interest shall be paid or credited to the Member on its Capital Account or upon any undistributed profits left on deposit with the Company. Except as provided herein or by law, the Member shall have no right to demand or receive the return of its Capital Contribution. Except as required by law, a Special Member shall have no right to demand or receive the return of his or her Capital Contribution or the value thereof.

ARTICLE III

ALLOCATIONS; BOOKS

SECTION 3.01 Allocations of Income and Loss.

(a)        Book Allocations. The net income and net loss of the Company shall be allocated entirely to the Member.

(b)        Tax Allocations. Because the Company is not making (and will not make) an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the Internal Revenue Service Treasury Regulations, and because the Company is a business entity that has a single owner and is not a corporation, it is expected to be disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-3(b)(1) of the Internal Revenue Service Treasury Regulations. Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Member. To the extent not so permitted, all items of income, gain, loss, deduction and credit of the Company shall be allocated entirely to the Member as permitted by applicable tax law, and the Member shall pay (or indemnify the Company, the Indenture Trustee and each of their officers, managers, employees or agents for, and defend and hold harmless each such person from and against its payment of) any taxes levied or assessed upon all or any part of the Company’s property or assets based on existing law as of the date hereof, including any sales, gross receipts, general corporation, personal property, privilege, franchise or license taxes (but excluding any taxes imposed as a result of a failure of such person to properly withhold or remit taxes imposed with respect to payments on any Storm Recovery Bond). The Indenture Trustee (on behalf of the Secured Parties) shall be a third party beneficiary of the Member’s obligations set forth in this Section 3.01, it being understood that bondholders shall be entitled to enforce their rights against the Member under this Section 3.01 solely through a cause of action brought for their benefit by the Indenture Trustee.

SECTION 3.02 Company to be Disregarded for Tax Purposes. The Company shall comply with the applicable provisions of the Internal Revenue Code and the applicable Internal Revenue Service Treasury Regulations thereunder in the manner necessary to effect the intention of the parties that the Company be treated, for federal income tax purposes, as a disregarded entity that is not separate from the Member pursuant to Internal Revenue Service Treasury Regulations Section 301.7701-1 et seq. and that the Company be accorded such treatment until its dissolution pursuant to Article IX hereof and shall take all actions, and shall refrain from taking any action, required by the Internal Revenue Code or Internal Revenue Service Treasury Regulations thereunder in order to maintain such status of the Company. In addition, for federal income tax purposes, the Company may not claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the Storm Recovery Bonds (other than amounts properly withheld from such payments under the Internal Revenue Code or other tax laws) or assert any claim against any present or former bondholder by reason of the payment of the taxes levied or assessed upon any part of the Storm Recovery Bond Collateral.

SECTION 3.03 Books of Account; Fiscal Year.

(a) Books of Account. At all times during the continuance of the Company, the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles. In addition, the Company shall keep all records required to be kept pursuant to the LLC Law, including those listed in La. R.S. 12:1319.

(b) Fiscal Year. The Company shall use the accounting year and taxable year of the Member. At the time of execution of this Agreement, the accounting year and taxable year of the Member is the calendar year.

SECTION 3.04 Access to Accounting Records. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business, and the Member, and its duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

SECTION 3.05 Annual Tax Information. The Managers shall cause the Company to deliver to the Member all information necessary for the preparation of the Member’s federal income tax return.

SECTION 3.06 Internal Revenue Service Communications. The Member shall communicate and negotiate with the Internal Revenue Service on any federal tax matter on behalf of the Member and the Company.

ARTICLE IV

MEMBER

SECTION 4.01 Powers. Subject to the provisions of this Agreement and the LLC Law, the Company shall be managed by or under the authority of the Managers. Without prejudice to such general powers granted to the Managers, it is hereby expressly declared that the Member shall have the power to select and remove the Managers and all officers, agents and employees of the Company, prescribe such powers and duties for them as may be consistent with the LLC Law and other applicable law and this Agreement, fix their compensation, and require from them security for faithful service; provided, that prior to issuance of the Storm Recovery Bonds, the Member shall appoint at least one Independent Manager, and thereafter, except as provided in Section 7.06, at all times the Company shall have at least one Independent Manager until all of the Storm Recovery Bonds and all Financing Costs have been paid in full. The initial Independent Manager shall be added to Schedule B hereto as provided in Section 7.01(a) upon the execution and delivery of the Management Agreement in the form attached hereto as Exhibit A; no further action is required regarding the appointment of such Independent Manager.

SECTION 4.02 Other Ventures. Subject to the limitations imposed on Independent Managers set forth in Article VII, it is expressly agreed that the Member, the Managers and any Affiliates, officers, directors, managers, members, stockholders, partners or employees of the Member, may engage in other business ventures of any nature and description, whether or not in competition with the Company, independently or with others, and the Company shall not have any rights in and to any independent venture or activity or the income or profits derived therefrom.

SECTION 4.03 Actions by the Member. All actions of the Member may be taken by written resolution of the Member which shall be signed on behalf of the Member by an authorized officer of the Member and filed with the records of the Company.

SECTION 4.04 Certificates for Membership Interest. The Membership Interests shall not be represented by any certificate of membership or other evidence of membership other than the Articles of Organization and this Agreement.

SECTION 4.05 Restrictions on the Member. The Member shall not apply for judicial dissolution of the Company, and the Member is not permitted to and shall not withdraw from or otherwise cease to be a member of the Company for any reason whatsoever, including that the Member itself shall not dissolve or otherwise terminate its legal existence, unless an acceptable new member of the Company is substituted for the Member in compliance with the Basic Documents, the Securitization Act and the Financing Order, until all of the Storm Recovery Bonds and all Financing Costs have been paid in full.

ARTICLE V

OFFICERS

SECTION 5.01 Designation; Term; Qualifications.

(a)        Officers. The Managers may, from time to time, designate one or more Persons to be officers of the Company. Any officer so designated shall have such title and authority and perform such duties as the Managers may, from time to time, delegate to them. Each officer shall hold office for the term for which such officer is designated and until its successor shall be duly designated and shall qualify or until its death, resignation or removal as provided in this Agreement. Any Person may hold any number of offices. No officer need be a Manager, a Louisiana resident, or a United States citizen. The Member hereby appoints the Persons identified on Schedule C to be the initial officers of the Company.

(b)        President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Managers, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Managers are carried into effect. The President or any other officer authorized by the President or the Managers may execute all contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 1.08; and (ii) where signing and execution thereof shall be expressly delegated by the Managers to some other officer or agent of the Company.

(c)        Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(d)        Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Managers and record all proceedings of the meetings of the Company and of the Managers in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Managers, and shall perform such other duties as may be prescribed by the Managers or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Managers (or if there be no such determination, then in order of their designation), may, and shall in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(e)        Treasurer and Assistant Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities, receipts and disbursements of the Company, and shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Company in such banks, trust companies or other depositories as shall, from time to time, be designated by the Managers, or by the Treasurer if so authorized by the Managers. The Treasurer shall render or cause to be rendered to the President and the Managers, whenever requested, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Treasurer shall perform such other duties as may be assigned from time to time by the President or the Managers. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Managers (or if there be no such determination, then in the order of their designation), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(f)        Tax Officer. One or more Tax Officers shall have the authority to communicate with the Internal Revenue Service and with state and local tax authorities, may sign tax returns, shall pay or cause to be paid taxes and shall have the authority to settle tax liabilities in the name or on behalf of the Company.

(g)        Officers as Agents. The officers of the Company, to the extent their powers as set forth in this Agreement or otherwise vested in them by action of the Managers are not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 1.08, the actions of the officers taken in accordance with such powers shall bind the Company.

(h)        Duties of Managers and Officers. Except to the extent otherwise provided herein, each Manager and officer of the Company shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the Business Corporation Law of the State of Louisiana.

SECTION 5.02 Removal and Resignation. Any officer of the Company may be removed as such, with or without cause, by the Managers at any time. Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Managers.

SECTION 5.03 Vacancies. Any vacancy occurring in any office of the Company may be filled by the Managers.

SECTION 5.04 Reimbursement of Expenses. The officers of the Company will not receive compensation from the Company for their services. To the extent permitted by applicable law, the Company may reimburse any officer of the Company, directly or indirectly, for reasonable out-of-pocket expenses prudently incurred by such officer in connection with his or her services rendered to the Company. Such reimbursement shall be determined by the Managers without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered a fixed Operating Expense of the Company subject to the limitations on such expenses set forth in the Financing Order.

ARTICLE VI

MEMBERSHIP INTEREST

SECTION 6.01 General. “Membership Interest” means all of the limited liability company interest of the Member in the Company. The Membership Interest constitutes movable (personal) property and, subject to Section 6.06, shall be freely transferable and assignable in whole but not in part upon registration of such transfer and assignment on the books of the Company in accordance with the procedures established for such purpose by the Managers of the Company.

SECTION 6.02 Distributions. The Member shall be entitled to receive, out of the assets of the Company legally available therefor, distributions payable in cash in such amounts, if any, as the Managers shall declare. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate La. R.S. 12:1327 or any other applicable law or any Basic Document.

SECTION 6.03 Rights on Liquidation, Dissolution or Winding Up.

(a)        In the event of any liquidation, dissolution or winding up of the Company, subject to orders of the LPSC, the Member shall be entitled to all remaining assets of the Company available for distribution to the Member after satisfaction (whether by payment or reasonable provision for payment) of all liabilities, debts and obligations of the Company.

(b)        Neither the sale of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with another Person or other entity, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 6.03.

SECTION 6.04 Redemption. The Membership Interest shall not be redeemable.

SECTION 6.05 Voting Rights.

(a)        Subject to the terms of this Agreement, the Member shall have the sole right to vote on all matters as to which members of a limited liability company shall be entitled to vote pursuant to the LLC Law and other applicable law, except as provided in paragraph (b) below.

(b)        The Managers may approve the following matters, without the requirement of a vote or approval of the Members:

(i)       the pledge or other transfer of all or substantially all of the assets of the Company pursuant to the Basic Documents;

(ii)      the incurrence of indebtedness by the Company pursuant to the Basic Documents; and

(iii)     the execution, delivery and performance by the Company of the Basic Documents.

SECTION 6.06 Transfer of Membership Interests.

(a)        The Member may transfer its Membership Interest, in whole but not in part, but the transferee shall not be admitted as a Member except in accordance with Section 6.07. Until the transferee is admitted as a Member, the Member shall continue to be the sole member of the Company (subject to Section 1.02) and to be entitled to exercise any rights or powers of a Member of the Company with respect to the Membership Interest transferred.

(b)        To the fullest extent permitted by law, any purported transfer of any Membership Interest in violation of the provisions of this Agreement shall be wholly void and shall not effectuate the transfer contemplated thereby. Notwithstanding anything contained herein to the contrary and to the fullest extent permitted by law, the Member may not transfer any Membership Interest in violation of any provision of this Agreement or of any other Basic Document or in violation of any applicable federal or state securities laws.

SECTION 6.07 Admission of Transferee as Member.

(a)        A transferee of a Membership Interest desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement and, except as permitted by paragraph (b) below, shall not be admitted without unanimous affirmative vote of the Managers, which vote must include the affirmative vote of all of the Independent Managers. Upon admission of the transferee as a Member, the transferee shall have the rights, powers and duties and shall be subject to the restrictions and liabilities of the Member under this Agreement and the LLC Law. The transferee shall also be liable, to the extent of the Membership Interest transferred, for the unfulfilled obligations, if any, of the transferor Member to make capital contributions to the Company, but shall not be obligated for liabilities unknown to the transferee at the time such transferee was admitted as a Member and that could not be ascertained from this Agreement. Except as set forth in paragraph (b) below, whether or not the transferee of a Membership Interest becomes a Member, the Member transferring the Membership Interest is not released from any liability to the Company under this Agreement or the LLC Law.

(b)        The approval of the Managers, including the Independent Managers, shall not be required for the transfer of the Membership Interest from the Member to any successor pursuant to the terms of the Sale Agreement or the admission of such Person as a Member, subject to the satisfaction of the condition in Section 1.02(c) hereof. Once the transferee of a Membership Interest pursuant to this paragraph (b) becomes a Member, the prior Member shall be released from any liability to the Company under this Agreement and the LLC Law.

ARTICLE VII

MANAGERS

SECTION 7.01 Managers.

(a)        Subject to Sections 1.08 and 4.01, the business and affairs of the Company shall be managed by or under the direction of two or more Managers designated by the Member. Subject to the terms of this Agreement, the Member may determine at any time in its sole and absolute discretion the number of Managers. Subject in all cases to the terms of this Agreement, the authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers; provided, that, except as provided in Section 7.06, no later than the issuance of the Storm Recovery Bonds, the Member shall appoint an Independent Manager and the Company shall thereafter have an Independent Manager at all times until all of the Storm Recovery Bonds and all Financing Costs have been paid in full. The initial number of Managers shall be four. Each Manager designated by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. Each Manager, including any Independent Manager, shall execute and deliver the Management Agreement in the form attached hereto as Exhibit A. Managers need not be a Member. The initial Managers designated by the Member are listed on Schedule B hereto. The initial Independent Manager will be appointed and added to Schedule B no later than the issuance of the Storm Recovery Bonds, and at such time the number of Managers shall be changed to five (without the need to amend this Agreement). Each Manager, including each Independent Manager, is hereby deemed to be a “manager” within the meaning of La. R.S. 12:1301(12).

(b)        Each Manager shall be designated by the Member and shall hold office for the term for which designated (or, if no term is designated, for the duration provided in paragraph (a) above) and until a successor has been designated.

(c)        The Managers shall be obliged to devote only as much of their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives. A Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent Person in a like position would use under similar circumstances.

(d)        Except as otherwise provided in this Agreement, the Managers shall act by the affirmative vote of a majority of the Managers at a meeting or as provided in paragraph (e) below. Each Manager shall have the authority to sign duly authorized agreements and other instruments on behalf of the Company without the joinder of any other Manager.

(e)        Subject to the terms of this Agreement, any action may be taken by the Managers without a meeting and without prior notice if authorized by the written consent of a majority of the Managers (or such greater number as is required by this Agreement), which written consent shall be filed with the records of the Company.

(f)        Subject to Section 7.10, every Manager is an agent of the Company for the purpose of its business, and the act of every Manager, including the execution in the Company name of any instrument for carrying on the business of the Company, binds the Company, unless such act is in contravention of this Agreement or unless the Manager so acting otherwise lacks the authority to act for the Company and the Person with whom he or she is dealing has knowledge of the fact that he or she has no such authority.

SECTION 7.02 Powers of the Managers

(a)        Subject to the terms of this Agreement, the Managers may exercise all powers of the Company and do all such lawful acts and things as are not prohibited by the LLC Law, other applicable law or this Agreement and shall have the right and authority to conduct, manage and control the affairs and business of the Company, and to make such rules and regulations therefor consistent with the LLC Law and other applicable law and this Agreement, including, without limitation, the right and authority to take all actions which the Managers deem incidental, necessary, suitable or convenient for the day-to-day management and conduct of the Company’s business. Without limiting the generality of the foregoing, the Managers shall have the right and authority to change the registered agent and registered office of the Company in Louisiana from one location to another; and subject to Section 1.07(a), to fix and locate from time to time one or more other offices of the Company within or without the State of Louisiana for the conduct of the business of the Company. All duly authorized instruments, contracts, agreements and documents providing for the acquisition or disposition of property of the Company shall be valid and binding on the Company if executed by one or more of the Managers. The Managers are authorized to approve the matters specified in Section 6.05(b) without the requirement of a vote or approval of the Member.

(b)        The Independent Managers may not delegate their duties, authorities or responsibilities hereunder. If any Independent Manager resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Managers shall be taken until a successor Independent Manager is appointed by the Member and qualifies and approves such action.

(c)        Except as provided in this Agreement, including Section 1.08, in exercising their rights and performing their duties under this Agreement, any Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the Business Corporation Law of the State of Louisiana.

(d)        No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

SECTION 7.03 Compensation, Reimbursement of Expenses

(a)        The Company shall pay each Independent Manager an annual fee in an amount to be determined from time to time by the Managers other than the Independent Managers (the “Independent Manager Fee”), including by contract between the Company and any Independent Manager. Such fees shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered a fixed Operating Expense of the Company subject to the limitations on such expenses set forth in the Financing Order.

(b)        Except as provided above in Section 7.03(a), the Managers will not receive compensation from the Company for their services. To the extent permitted by applicable law, the Company may reimburse any Manager, directly or indirectly, for reasonable out-of-pocket expenses prudently incurred by such Manager in connection with his or her services rendered to the Company. Such reimbursement shall be determined by the Managers without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered a fixed Operating Expense of the Company subject to the limitations on such expenses set forth in the Financing Order.

SECTION 7.04 Removal of Managers.

(a)        Subject to Section 4.01 and 7.05, the Member may remove any Manager with or without cause at any time, whether at a meeting called expressly for that purpose or by any other method allowed for Member action.

(b)        Subject to Sections 4.01 and 7.05, any removal of a Manager shall become effective on such date as may be specified by the Member and in a notice delivered to any remaining Managers or the Manager designated to replace the removed Manager (except that it shall not be effective on a date earlier than the date such notice is delivered to the remaining or newly-elected Manager).

SECTION 7.05 Resignation of Manager. A Manager, other than an Independent Manager, may resign as a Manager at any time by 30 days’ prior written notice to the Member. An Independent Manager may not withdraw or resign as a Manager of the Company without the consent of the Member. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to the Management Agreement, and (ii) shall have executed a counterpart to this Agreement.

SECTION 7.06 Vacancies. Subject to Section 4.01, any vacancies among the Managers shall be filled by the Member in its discretion. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. The Managers shall have no right to fill any vacancies in the Board of Managers.

SECTION 7.07 Meetings of the Managers. The Managers may hold meetings, both regular and special, within or outside the State of Louisiana. Regular meetings of the Managers may be held without notice at such time and at such place as shall from time to time be determined by the Managers. Special meetings of the Managers may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, email, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

SECTION 7.08 Electronic Communications. The Managers, or any committee designated by the Managers, may participate in meetings of the Managers, or any committee, by means of telephone conference, internet conferencing software, or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference, internet conferencing software, or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

SECTION 7.09 Committees of Managers.

(a)          The Managers may, by resolution passed by a majority of the Managers, designate one or more committees, each committee to consist of one or more of the Managers. The Managers may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b)          In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member.

(c)          Any such committee, to the extent provided in a resolution of the Managers, shall have and may exercise all the powers and authority of the Managers in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Managers. Each committee shall keep regular minutes of its meetings and report the same to the Board of Managers at its next official meeting.

SECTION 7.10 Limitations on Independent Managers as Agents. All rights, powers and authority of the Independent Managers shall be limited to those that are necessary to exercise those rights and perform those duties specifically set forth in this Agreement.

ARTICLE VIII

EXPENSES

SECTION 8.01 Expenses. Except as otherwise provided in this Agreement or the other Basic Documents, the Company shall be responsible for all expenses and the allocation thereof, including without limitation:

(a)        all expenses incurred by the Member or its Affiliates in organizing the Company;

(b)        all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Member of checks, financial reports, tax returns and notices required pursuant to this Agreement;

(c)        all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

(d)        all expenses for indemnity or contribution payable by the Company to any Person;

(e)        all expenses incurred in connection with the collection of amounts due to the Company from any Person;

(f)        all expenses incurred in connection with the preparation of amendments to this Agreement;

(g)        all expenses incurred in connection with the liquidation, dissolution and winding up of the Company; and

(h)        all expenses otherwise allocated in good faith to the Company by the Managers.

ARTICLE IX

PERPETUAL EXISTENCE; DISSOLUTION, LIQUIDATION AND WINDING-UP

SECTION 9.01 Existence.

(a)        The Company shall have a perpetual existence. So long as any of the Storm Recovery Bonds shall remain outstanding, the Member shall not be entitled to consent to the dissolution of the Company.

(b)        Notwithstanding any provision of this Agreement, the bankruptcy of the Member or Special Member will not cause such Member or Special Member to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the Personal Representative of such member is hereby authorized to and shall continue the Company in conjunction with the Special Members as provided in Section 1.02(b) and promptly and in any event within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, shall seek the admission of the Personal Representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

SECTION 9.02 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of the earliest of the following events:

(a)          subject to Section 1.08(f), the election to dissolve the Company made in writing by the Member and each Manager, including the Independent Managers, as permitted under the Basic Documents and after the discharge in full of all of the Storm Recovery Bonds and payment of all Financing Costs; or

(b)          the entry of a decree of judicial dissolution of the Company pursuant to La. R.S. 12:1335.

The occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company shall not, absent the occurrence of an event specified in paragraph (a) or (b) above, cause the dissolution of the Company, which shall continue its business and existence with the admission of new members as required by Section 1.02(b).

SECTION 9.03 Accounting. In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting shall be made of the Capital Account of the Member and of the net income or net loss of the Company from the date of the last previous accounting to the date of dissolution.

SECTION 9.04 Articles of Dissolution. As soon as reasonable in the Managers’ discretion following the occurrence of any of the events specified in Section 9.02 and the commencement of the winding up of the Company, the Person winding-up the business and affairs of the Company, as an authorized Person, shall cause to be executed Articles of Dissolution and file the Articles of Dissolution as required by the LLC Law.

SECTION 9.05 Winding Up. Upon the occurrence of any event specified in Section 9.02, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managers shall be responsible for overseeing the winding-up and liquidation of the Company, shall take full account of the liabilities of the Company and its assets, and shall cause its assets to be distributed as provided in Section 9.06.

SECTION 9.06 Order of Payment of Liabilities Upon Dissolution. After determining that all debts and liabilities of the Company, including all contingent, conditional or unmatured liabilities of the Company, in the process of winding-up, including, without limitation, debts and liabilities to the Member in the event it is a creditor of the Company to the extent otherwise permitted by law, have been paid or adequately provided for, the remaining assets shall be distributed in cash or in kind to the Member, for further action as provided by orders of the LPSC.

SECTION 9.07 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, the Member shall only be entitled to look solely to the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of net income (upon dissolution or otherwise) against any Manager.

SECTION 9.08 Limitation on Liability. Except as otherwise provided by the LLC Law and except as otherwise characterized for tax and financial reporting purposes, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Manager.

SECTION 9.09 No Capital Contributions Upon Liquidation. Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company no Member shall have any obligation to make any contribution to the capital of the Company other than any capital contributions such Member agreed to make in accordance with this Agreement.

ARTICLE X

INDEMNIFICATION

SECTION 10.01 Indemnity. Subject to Section 10.04 hereof, to the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such Person is or was a Manager, Member, officer, controlling Person, employee, legal representative or agent of the Company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful; but such Person shall not be entitled to indemnification if such judgment, penalty, fine or other expense was directly caused by such Person’s fraud, gross negligence or willful misconduct.

SECTION 10.02 Indemnity for Actions By or In the Right of the Company. Subject to the provisions of Section 10.04 hereof, to the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Manager, officer, controlling Person, employee, legal representative or agent of the Company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such Person in connection with the defense or settlement of the actions or suit if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company; but such Person shall not be entitled to indemnification if such judgment, penalty, fine or other expense was directly caused by such Person’s fraud, gross negligence or willful misconduct. Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

SECTION 10.03 Indemnity If Successful. To the fullest extent permitted by law, the Company shall indemnify any Person who is or was a Manager, Member, officer, controlling Person, employee, legal representative or agent of the Company, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02 or in defense of any claim, issue or matter therein, to the extent that such Person has been successful on the merits.

SECTION 10.04 Expenses. Any indemnification under Sections 10.01 and 10.02, as well as the advance payment of expenses permitted under Section 10.05 unless ordered by a court or advanced pursuant to Section 10.05 below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, controlling Person, employee, legal representative or agent is proper in the circumstances. The determination must be made:

(a)        by the Member if the Member was not a party to the act, suit or proceeding; or

(b)        if the Member was a party to the act, suit or proceeding, then by Independent legal counsel in a written opinion.

SECTION 10.05 Advance Payment of Expenses. The expenses of each Person who is or was a Manager, Member, officer, controlling Person, employee, legal representative or agent, incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to be indemnified by the Company. The provisions of this Section 10.05 shall not affect any rights to advancement of expenses to which personnel other than the Member or the Managers (other than the Independent Managers) may be entitled under any contract or otherwise by law.

SECTION 10.06 Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article X:

(a)        does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any agreement, decision of the Member or otherwise, for either an action of any Person who is or was a Manager, Member, officer, controlling Person, employee, legal representative or agent, in the official capacity of such Person or an action in another capacity while holding such position, except that indemnification and advancement, unless ordered by a court pursuant to Section 10.05 above, may not be made to or on behalf of such Person if a final adjudication established that its acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and

(b)        continues for a Person who has ceased to be a Member, Manager, officer, employee, legal representative or agent and inures to the benefit of the successors, heirs, executors and administrators of such a Person.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01 No Bankruptcy Petition; Dissolution.

(a)        To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenant and agree (or shall be deemed to have hereby covenanted and agreed) that, prior to the date which is one year and one day after the termination of the Indenture and the payment in full of all of the Storm Recovery Bonds, all Financing Costs and any other amounts owed under the Indenture, it will not acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; provided, however, that nothing in this Section 11.01 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Company pursuant to this Agreement. This Section 11.01 is not intended to apply to the filing of a voluntary bankruptcy petition on behalf of the Company which is governed by Sections 1.08 and 7.02(d) of this Agreement.

(b)        To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenants and agrees (or shall be deemed to have hereby covenanted and agreed) that, until the termination of the Indenture and the payment in full of all of the Storm Recovery Bonds and any other amounts owed under the Indenture, the Member, such Special Member and such Manager will not consent to, or make application for, or institute or maintain any action for, the dissolution of the Company under La. R.S. 12:1334, 12:1335, 12:1335.1 or otherwise.

(c)        In the event that the Member, any Special Member or any Manager takes action in violation of this Section 11.01, the Company agrees that it shall file an answer with the court or otherwise properly contest the taking of such action and raise the defense that the Member, the Special Member or Manager, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(d)        The provisions of this Section 11.01 shall survive the termination of this Agreement and the resignation, withdrawal or removal of the Member, any Special Member or any Manager. Nothing herein contained shall preclude participation by the Member, any Special Member or a Manager in assertion or defense of its claims in any such proceeding involving the Company.

SECTION 11.02 Amendments.

(a)        The power to alter, amend or repeal this Agreement shall be only on the written consent of the Member, provided, that:

(i)	the Company shall not alter, amend or repeal any provision of Sections 1.05, 1.07, 1.08, 3.01(b), 3.02, 4.01, 4.05, 6.06, 6.07, 7.01, 7.02, 7.05, 7.10, 9.01, 9.02, Article X, Sections 11.01, 11.02, 11.03 or 11.08 of this Agreement, or the definition of an Independent Manager contained herein, or the requirement that at all times after the appointment of the initial Independent Manager the Company have at least one Independent Manager until the payment in full of all of the Storm Recovery Bonds and all Financing Costs (collectively, the “Special Purpose Provisions”), without, in each case, the affirmative vote of a majority of the Managers, which vote must include the affirmative vote of all Independent Managers;

(ii)	the effectiveness of any amendment of the Special Purpose Provisions shall be subject to the Rating Agency notice conditions set forth in the Basic Documents (other than an amendment which is necessary: (1) to cure any ambiguity or (2) to correct or supplement any such provision in a manner consistent with the intent of this Agreement); and

(iii)	the Company may amend Sections 5.04 and 7.03 of this Agreement, provided that if the contemplated amendment is reasonably anticipated to increase Ongoing Financing Costs, the Company must obtain the consent of the LPSC pursuant to Section 11.03.

(b)        The Company’s power to alter or amend the Articles of Organization shall be vested in the Member. Upon obtaining the approval of any amendment, supplement or restatement as to the Articles of Organization, the Member on behalf of the Company shall cause Articles of Amendment or an Amended and Restated Articles of Organization to be prepared, executed and filed in accordance with the LLC Law.

SECTION 11.03 LPSC Condition. No amendment of Sections 5.04 or 7.03 of this Agreement that is reasonably anticipated to increase Ongoing Financing Costs shall be effective unless the process set forth in this Section 11.03 has been followed.

(a)          At least 31 days prior to the effectiveness of any amendment or modification subject to this Section 11.03 and after obtaining the other necessary approvals set forth in Section 11.02 above, the Member shall have delivered to the LPSC’s Executive Secretary and Executive Counsel written notification of any proposed amendment or modification, which notification shall contain:

(i)	a reference to Docket No. U-35807;

(ii)	an Officer’s Certificate stating that the proposed amendment or modification has been approved by the Company and the Member or the Special Member, if the Special Member has become a substitute member as provided in Section 1.02(b) hereof; and

(iii)	a statement identifying the person to whom the LPSC or its staff is to address any response to the proposed amendment or modification or to request additional time.

(b)          The LPSC or its staff shall, within 30 days of receiving the notification complying with Section 11.03(a) above, either:

(i)	provide notice of its consent or lack of consent to the person specified in Section 11.03(a)(iii) above, or

(ii)	be conclusively deemed to have consented to the proposed amendment or modification,

unless, within 30 days of receiving the notification complying with Section 11.03(a) above, the LPSC or its staff delivers to the office of the person specified in Section 11.03(a)(iii) above a written statement requesting an additional amount of time not to exceed 30 days in which to consider whether to consent to the proposed amendment. If the LPSC or its staff requests an extension of time in the manner set forth in the preceding sentence, then the LPSC shall either provide notice of its consent or lack of consent to the person specified in Section 11.03(a)(iii) above no later than the last day of such extension of time or be conclusively deemed to have consented to the proposed amendment on the last day of such extension of time. Any amendment requiring the consent of the LPSC shall become effective on the later of (x) the date proposed by the parties to such amendment and (y) the first day after the expiration of the 30-day period provided for in this Section 11.03(b), or, if such period has been extended pursuant hereto, the first day after the expiration of such period as so extended.

(c)          Following the delivery of a notice to the LPSC by the Managers under Section 11.03(a) above, the Managers shall have the right at any time to withdraw from the LPSC further consideration of any notification of a proposed amendment. Such withdrawal shall be evidenced by the prompt written notice thereof by the Managers to the LPSC, the Indenture Trustee and the Servicer.

SECTION 11.04 Governing Law. THE VALIDITY OF THIS AGREEMENT IS TO BE DETERMINED UNDER, AND THE PROVISIONS OF THIS AGREEMENT ARE TO BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS.

SECTION 11.05 Headings. Article, Section and subsection headings and captions are for reference purposes only and will not be considered to affect context.

SECTION 11.06 Severability. If any part of this Agreement is found by a court of competent jurisdiction to be void, against public policy or otherwise unenforceable, that part shall be reformed by the court to the extent necessary to make such provision enforceable. If the entire provision is deemed unenforceable by the court, the provision shall be deleted. In either event, this Agreement and each of the remaining provisions of it, as so amended, shall remain in full force and effect.

SECTION 11.07 Assigns. This Agreement is to be binding upon, and inure to the benefit of, the Member and its permitted successors and assigns, and the Managers from time to time hereunder.

SECTION 11.08 Enforcement by Independent Managers. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Managers in accordance with its terms. The Independent Managers are intended beneficiaries of this Agreement.

SECTION 11.09 Benefits of Agreement; No Third-Party Rights. Except for the Indenture Trustee with respect to the Special Purpose Provisions and Persons entitled to indemnification hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than the Indenture Trustee with respect to the Special Purpose Provisions and Persons entitled to indemnification hereunder) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

SECTION 11.10 Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding-up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement is hereby executed by the Company and the undersigned as the sole Member of the Company and is effective as of the date first written above.

CLECO SECURITIZATION I LLC

By:	/s/ William G. Fontenot
	Name:	William G. Fontenot
	Title:	Manager / President

CLECO POWER LLC

By:	/s/ William G. Fontenot
	Name:	William G. Fontenot
	Title:	CEO

Signature Page to
Limited Liability Company Operating Agreement

EXHIBIT A

Management Agreement

_________________, 2022

Cleco Securitization I LLC
505 Cleco Drive

Office Number 16

Pineville, LA 71360

Re:	Management Agreement — Cleco Securitization I LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as managers of Cleco Securitization I LLC, a Louisiana limited liability company (the “Company”), in accordance with the Limited Liability Company Operating Agreement of the Company, dated as of January _____, 2022 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”), hereby agree as follows:

1.       Each of the undersigned accepts such Person’s rights and authority as a Manager under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Manager under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Manager is designated or until such Person’s resignation or removal as a Manager in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that he or she has been designated as a “manager” of the Company within the meaning of the Louisiana Limited Liability Company Law, La. R.S. 12:1301(12).

2.       If the undersigned Manager has been appointed as an Independent Manager, such Person acknowledges and agrees that he or she will become a Special Member in the circumstances provided in Section 1.02(b) of the LLC Agreement, and further acknowledges and agrees to perform and discharge his or her duties and obligations as an Independent Manager under the LLC Agreement, including, without limitation, the provisions of Sections 1.02(b), 1.08, 7.02 and 11.01 of the LLC Agreement.

3.       Until one year and one day has passed since the date that the last obligation under the Basic Documents was paid, to the fullest extent permitted by law, each of the undersigned agrees, solely in his or her capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

EXHIBIT A
1

4.       THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

William G. Fontenot

Frances Laprarie

Samantha McKee

Stacy Stubbs

EXHIBIT A
2

APPENDIX A

DEFINITIONS

The following terms have the following meanings:

“Administration Agreement” means the Administration Agreement to be entered into by and between Cleco Power LLC and the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Affiliate” or “Affiliates” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Articles of Organization” means the Articles of Organization (together with the Initial Report) filed with the Secretary of State of the State of Louisiana on January 5, 2022, pursuant to which the Company was formed.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time.

“Basic Documents” means the Indenture, the Series Supplement, the Administration Agreement, the Sale Agreement, the Company’s Articles of Organization and Initial Report, this Agreement, the Servicing Agreement, each Letter of Representations, the Underwriting Agreement and all other documents and certificates delivered in connection therewith.

“Closing Date” means the date to be determined for closing and issuance of the Storm Recovery Bonds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Costs” means the financing costs, as defined in the Securitization Act and the Financing Order, under or relating to the Storm Recovery Bonds.

“Financing Order” means the Financing Order to be approved and issued by the LPSC pursuant to the Securitization Act in Cleco Power LLC’s Docket No. U-35807.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative function of government.

“Indenture” means the Indenture to be entered into by and between the Company and an Indenture Trustee as originally executed and as from time to time supplemented or amended by the Series Supplement or indentures supplemental thereto entered into pursuant to the applicable provisions of the Indenture, as so supplemented or amended, or both, and shall include the forms and terms of the Storm Recovery Bonds.

APPENDIX A
1

“Indenture Trustee” means a third party financial company or bank to be designated as indenture trustee for the benefit of the Secured Parties, or any successor indenture trustee under the Indenture.

“Independent” means, when used with respect to any specified Person, that the Person (a) is in fact independent of the Company, any other obligor on the Storm Recovery Bonds, the seller of the Storm Recovery Property pursuant to the Sale Agreement, the Servicer and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Company, any such other obligor, the seller of the Storm Recovery Property pursuant to the Sale Agreement, the Servicer or any Affiliate of any of the foregoing Persons and (c) is not connected with the Company, any such other obligor, the seller of the Storm Recovery Property pursuant to the Sale Agreement, the Servicer or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or manager (other than as an independent director or manager) or person performing similar functions.

“Independent Manager” means a Manager that is a natural person and is not and has not been for at least five years from the date of his or her appointment (i) a direct or indirect legal or beneficial owner of the Company or the Member or any of their respective Affiliates, (ii) a relative, supplier, employee, officer, director (other than as an independent director), manager (other than as an independent manager), contractor or material creditor of the Company or the Member or any of their respective Affiliates or (iii) a Person who controls (whether directly, indirectly or otherwise) the Member or its Affiliates or any creditor, employee, officer, director, manager or material supplier or contractor of the Member or its Affiliates; provided, that the indirect or beneficial ownership of stock of the Member or its Affiliates through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an Independent Manager.

“Letter of Representations” means any applicable agreement between the Company and an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act, pertaining to the Storm Recovery Bonds, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“LPSC” means the Louisiana Public Service Commission, or any Governmental Authority succeeding to the duties of such agency.

“Manager” means each manager, including any Independent Manager, of the Company under this Agreement.

“Membership Interest” has the meaning set forth in Section 6.01 of this Agreement.

“Ongoing Financing Costs” mean Operating Expenses and all other financing costs, as defined in Section 1227(5) of the Securitization Act, paid or to be paid from Storm Recovery Charges.

APPENDIX A
2

“Operating Expense” means all unreimbursed fees, costs and expenses of the Company, including all amounts owed by the Company to the Indenture Trustee or any Manager, any servicing fees, administration fees, legal and accounting fees, rating agency fees, and costs and expenses of the Company.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Governmental Authority, and includes successors permitted by the Basic Documents.

“Personal Representative” means, as to a natural person, the succession representative, executor, administrator, guardian, conservator, or other legal representative thereof and, as to a person other than a natural person, the legal representative or successor thereof.

“Rating Agency” means Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global Inc., Fitch Ratings, Inc. or any successors thereto rating any tranche of the Storm Recovery Bonds at the request of the Company. If no such organization or successor is any longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization or other comparable Person designated by the Company, written notice of which designation shall be given to the Indenture Trustee, the LPSC and the Servicer.

“Registration Statement” means the registration statement on Form SF-1 of Cleco Power LLC, as sponsor, and the Company, as issuing entity, that registers the offer and sale of the Storm Recovery Bonds under the Securities Act.

“Sale Agreement” means the Storm Recovery Property Purchase and Sale Agreement to be entered into by and between Cleco Power LLC and the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means the Indenture Trustee, the holders of the Storm Recovery Bonds, and any credit enhancer described in the applicable Series Supplement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Act” means the “Louisiana Electric Utility Storm Recovery Securitization Act,” codified at La. R.S. 45:1226-1240, as amended.

“Series Supplement” means the series supplement to the Indenture that authorizes the issuance of, and sets forth certain terms of, the Storm Recovery Bonds.

“Servicer” means Cleco Power LLC, as initial Servicer under the Servicing Agreement, or any successor Servicer to the extent permitted under the Servicing Agreement.

“Servicing Agreement” means the Storm Recovery Property Servicing Agreement to be entered into by and between the Company and Cleco Power LLC, as servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

APPENDIX A
3

“Special Member” has the meaning provided in Section 1.02(b).

“Special Purpose Provisions” has the meaning provided in Section 11.02(a).

“Storm Recovery Bond Collateral” means the Storm Recovery Property and related properties and rights, including, without limitation, the Sale Agreement and certain deposit accounts and securities accounts, which are encumbered by the Company as collateral for the Storm Recovery Bonds.

“Storm Recovery Bonds” means the Storm Recovery Bonds authorized by the Financing Order and issued under and governed by the Indenture.

“Storm Recovery Charge” means any storm recovery charges, as defined in Section 1227(15) of the Securitization Act, authorized pursuant to the Financing Order.

“Storm Recovery Property” means all storm recovery property as defined in Section 1227(17) of the Securitization Act created pursuant to the Financing Order and sold or otherwise conveyed to the Company.

“Underwriters” means the underwriters who purchase the Storm Recovery Bonds from the Company and sell the Storm Recovery Bonds in a public offering.

“Underwriting Agreement” means the Underwriting Agreement to be entered into by and among Cleco Power LLC, the Underwriters and the Company, in connection with the issuance and sale of the Storm Recovery Bonds, as the same may be amended, supplemented or modified from time to time.

APPENDIX A
4